UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):    June 2, 2014

Frontier Communications Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-11001	06-0619596
(Commission File Number)	(IRS Employer Identification No.)

3 High Ridge Park, Stamford, Connecticut	06905
(Address of principal executive offices)	(Zip Code)

(203) 614-5600

(Registrant’s telephone number, including area code)

_________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement

On June 2, 2014, Frontier Communications Corporation (the “Company”) (i) entered into a new $750.0 million revolving credit facility (the “New Revolving Credit Facility”) and (ii) terminated its existing $750 million revolving credit facility (the “Prior Revolving Credit Facility”) under the Credit Agreement, dated as of May 3, 2013, among the Company, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and the joint lead arrangers, joint bookrunners, syndication agent and joint documentation agents named therein (the “Prior Revolving Credit Agreement”).    The terms of the New Revolving Credit Facility are substantially similar to those contained in the Prior Revolving Credit Agreement and are set forth in the Credit Agreement, dated as of June 2, 2014, among the Company, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and the joint lead arrangers, joint bookrunners, syndication agent and joint documentation agents named therein (the “New Revolving Credit Agreement”).  The New Revolving Credit Facility is scheduled to terminate on May 31, 2018.    The Prior Revolving Credit Facility was scheduled to terminate on November 3, 2016.  During the term of the New Revolving Credit Facility, the Company may borrow, repay and reborrow funds, and may obtain letters of credit, subject to customary borrowing conditions.    Associated facility fees under the New Revolving Credit Facility will vary from time to time depending on the Company’s debt rating (as defined in the New Revolving Credit Agreement).    Loans under the New Revolving Credit Facility will bear interest based on the alternate base rate or the adjusted LIBO rate (each as determined in the New Revolving Credit Agreement), at the Company’s election, plus a margin specified in the New Revolving Credit Agreement based on the Company’s debt rating (ranging from 0.50% to 1.50% for alternate base rate borrowings and 1.50% to 2.50% for adjusted LIBO Rate borrowings).  Letters of credit issued under the New Revolving Credit Facility will also be subject to fees that vary depending on the Company’s debt rating.  The New Revolving Credit Facility will be available for general corporate purposes but may not be used to fund dividend payments.

On June 2, 2014, the Company also entered into a credit agreement (the “CoBank Credit Agreement”) with CoBank, ACB, as administrative agent, lead arranger and a lender, and the other lenders from time to time party thereto for a $350 million senior unsecured delayed draw term loan facility.  The term loans will be drawn upon closing of the Company’s acquisition of AT&T Inc.’s Connecticut wireline business and proceeds of the loans will be used to partially finance the acquisition.  Amounts borrowed and pre-paid may not be re-borrowed.    The maturity date is the earlier of the fifth anniversary of the draw date and December 15, 2019.  Repayment of the outstanding principal balance will be made in quarterly installments in the amount of $8,750,000, commencing one full fiscal quarter after the draw date, with the remaining outstanding principal balance to be repaid on the final maturity date.  Borrowings under the CoBank Credit Agreement will bear interest based on the margins over the Base Rate (as defined in the CoBank Credit Agreement) or LIBOR, at the election of the Company.  Interest rate margins under the facility (ranging from 0.875% to 2.875% for Base Rate borrowings and 1.875% to 3.875% for LIBOR borrowings) are subject to adjustments based on the Total Leverage Ratio (as defined in the CoBank Credit Agreement) of the Company.

The credit agreements contain customary representations and warranties, affirmative and negative covenants, including a restriction on the Company’s ability to declare dividends if an event of default has occurred or will result therefrom, a financial covenant that requires compliance with a leverage ratio, and customary events of default.  Upon proper notice, the Company may, in whole or in part, repay the facilities without premium or penalty, but subject to breakage fees on LIBOR loans, if applicable.

The foregoing description of the credit agreements is qualified in its entirety by reference to the full text of the Credit Agreements, copies of which are filed as Exhibit 10.1 and Exhibit 10.2 to this Report and incorporated herein by reference.

Item 1.02         Termination of a Material Definitive Agreement

Upon entering into the New Revolving Credit Agreement, the Prior Revolving Credit Agreement was terminated.

Item 9.01         Financial Statements and Exhibits

(d)Exhibits

10.1     Credit Agreement dated as of June 2, 2014 with JPMorgan Chase Bank, N.A.

10.2     Credit Agreement dated as of June 2, 2014 with CoBank, ACB.

99.1     Press Release of Frontier Communications Corporation released on June 2, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER Communications CORPORATION

Date: June 4, 2014	By:/s/ David G. Schwartz
David G. Schwartz
Vice President, Corporate Counsel and
Assistant Secretary